LIMITED LIABILITY COMPANY INTERESTS ASSIGNMENT AGREEMENT

THIS LIMITED LIABILITY COMPANY INTERESTS ASSIGNMENT AGREEMENT is made and entered into this 22nd day of October, 2012 (the “Effective Date”), by and between PCGRV, LLC, an Arizona limited liability company (“PCGRV”), formerly known as PALM CREEK GOLF & RV RESORT, LLC, and KEITH AMIGOS, INC., an Arizona corporation (“Keith”; and together with PCGRV, “Assignor”), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”).

RECITALS:

A.    Palm Creek Holdings, LLC, an Arizona limited liability company (“Palm Creek”) is the owner of a certain parcel of real property described on Exhibit A, which is operated and used as a fully-licensed manufactured housing and recreational vehicle community containing 283 developed manufactured home site and1580 recreational vehicle (“RV”) home sites, a golf course and other amenities commonly known as “PALM CREEK GOLF & RV RESORT” located at 1110 North Henness Road, Casa Grande, AZ, the legal description of which is more fully described on Exhibit A attached hereto (the "Land"), together with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land (collectively the "Improvements").

B.    Palm Creek is the owner of all machinery, equipment, goods, vehicles, manufactured homes, RVs and other personal property (collectively the "Personal Property") listed in Exhibit B attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements. For purposes of this Agreement, the Personal Property does not include the manufactured homes or RVs owned by tenants of the Project (as defined below) or the manufactured homes owned by Palm Creek Resort Sales, L.L.C., an Arizona limited liability company (“Resort Sales”), an affiliate of the Palm Creek, listed on Exhibit C (collectively the "Owned Homes").

C.    The Land, the Improvements and the Personal Property owned by Palm Creek (or its affiliates), together with all right, title and interest of Palm Creek (or its affiliates) in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of such Land and Improvements, all right title and interest Palm Creek (or its affiliates) in and to all promissory notes, installment loan agreements and installment loan contracts and related documentation that relate to manufactured homes sold to residents of the Project and now located on the Land, all right, title and interest of Palm Creek (or its affiliates) in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such Land to the center line thereof, and in and to any and all easements appurtenant to such Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of such Land, or the fee owner thereof, and together with all right, title and interest of Palm Creek (or its affiliates) of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing is referred to as a "Project."

D.    Assignor is the only member of Palm Creek and holds one hundred percent (100%) of the membership interests in Palm Creek (the membership interests of all of Palm Creek being, collectively, the "Membership Interests").

E.    Assignor desires to sell and convey all of the Membership Interests in Palm Creek to SCOLP, and SCOLP desires to purchase all of the Membership Interests from the Assignor, upon the terms and subject to the conditions hereinafter set forth.
F.    Concurrently with the sale and purchase of the Membership Interests, and as a condition thereto, Resort Sales will sell and convey, and Sun Home Services, Inc. (“SHS”), an affiliate of SCOLP, will purchase, all of the Owned Homes pursuant to a separate Asset Purchase Agreement in the form of the attached Exhibit D (the “Asset Purchase Agreement”).
NOW, THEREFORE, for and in consideration of the promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    AGREEMENTS TO CONTRIBUTE THE MEMBERSHIP INTERESTS.

1.1    Assignor agrees to sell its Membership Interests to SCOLP, and SCOLP agrees to purchase such Membership Interests, in accordance with the terms and subject to the conditions hereof, such purchase and sale to be effective as of the Closing Date.

2.    PURCHASE PRICE.

2.1    The parties agree that the aggregate purchase price for the Membership Interests shall be $85,400,000, adjusted for pro-rated items as provided in this Agreement (the “Purchase Price”). $15,000,000.00 of the Purchase Price shall be allocated to that portion of the Land and Improvements under development originally approved for 936 sites as described on Schedule 10.1(h). $70,400,000.00, the remainder of the Purchase Price, shall be allocated to that portion of the Land being held for future development, the developed portion of the Land, the Improvements, Personal Property goodwill value of the Project including, without limitation, the goodwill value, the going concern value, all telephone numbers, fax numbers, internet domain names, webpages, brochure designs and marketing materials, workforce in place, all rights to use any business names through which Palm Creek has operated the Projects, all books and records regarding all past, present and future and/or potential tenants and record of all names of individuals on the waiting list for any of the Project, all as set forth on Schedule 2.1. The Purchase Price shall be paid as follows:

(a)By purchasing the Membership Interests and owning Palm Creek, SCOLP shall effectively assume (the “Loan Assumption”) the aggregate outstanding principal balance (which as of the date of this Agreement is approximately $42,000,000) of the mortgage debt on the Project as of the Closing Date (the “Assumed Debt”), which Assumed Debt shall be credited against the Purchase Price, provided that any Assumption Costs (as defined in Section 2.3) associated with the Loan Assumption shall be the responsibility of Assignor in accordance with Section 19.1 below;

(b)     The Deposit (as defined in Section 2.2 below) shall be delivered to the Assignor pursuant to the terms of the Deposit Escrow Agreement (as defined in Section 2.2 below); and

(c)    That portion of the Purchase Price equal to (i) the Purchase Price, minus (ii) the amount of the Deposit delivered to Assignor pursuant to Section 2.1(b) above, minus (iii) the Indemnity Escrow Amount (as defined in Section 18.2(i) below), minus (iv) the amount of the Assumed Debt as of the Closing Date and subject to the prorations and adjustments otherwise set forth in this Agreement (the “Cash Payment”) shall be payable by SCOLP to Assignor on the Closing Date by certified or cashier's check or wire transfer of immediately available funds to the Assignor.

2.2    Within two (2) days after the complete execution of this Agreement, SCOLP shall deliver the sum of $2,000,000.00 (the "Deposit") to the Title Source, Inc., 662 Woodward Ave., 9th Floor, Detroit, MI 48226, janetvoisine@titlesource.com, Attn: Janet Voisine (313-877-1720) (the "Title Company"), as escrow agent, to be held and disbursed pursuant to the terms of a Deposit Escrow Agreement in the form of the attached Exhibit E (the "Deposit Escrow Agreement"), which shall be executed and delivered by Assignor, SCOLP and the Title Company, as escrow agent. Within two (2) days after expiration date of Inspection Period, SCOLP shall deposit an additional $2,000,000.00 so that the aggregate Deposit shall be increased to $4,000,000.00. All interest earned on the Deposit shall belong to SCOLP. As more fully described in, and subject to the terms and conditions of, this Agreement and the Deposit Escrow Agreement, the Deposit shall be forfeited to Assignor, refunded to SCOLP or applied to the payment of the Purchase Price.

2.3    Promptly following the execution of this Agreement, Assignor and SCOLP shall notify the holder of the Assumed Debt (each a “Lender”) of the pending sale of the Membership Interests and request the application required to be submitted to the Lender in order for SCOLP to indirectly assume the Assumed Debt. SCOLP shall promptly submit written application for the Loan Assumption to the Lender. SCOLP agrees to prosecute the loan application with due diligence in order to obtain the Lender’s approval of the sale of the Membership Interests to SCOLP in accordance with the terms hereof and the Loan Assumption (collectively, the “Loan Assumption Approval”). Assignor agrees to cooperate with SCOLP and Lender in obtaining the Loan Assumption Approval. Assignor shall pay all costs, expenses and fees payable to the Lender with respect to the Loan Assumption and to satisfy any requirements of the Lender (the “Assumption Costs”), including, without limitation, any non-refundable application fee, attorney fees, transfer and assumption fees, administration fees, and charges and premiums for all endorsements to the Lenders’ policies of title insurance. SCOLP and Assignor agree to execute such documents as may be reasonably required by Lender to complete the Loan Assumption application and to confirm the Loan Assumption. Further, the Lender’s Loan Assumption Approval must provide for (a) the release of the Assignor and all guarantors from all personal liability for the “recourse carve outs” under the Mortgage Documents with respect to all events, occurrences and activities arising from and after the Closing Date, and for SCOLP to assume such personal liability under the recourse carve outs with respect to all events, occurrences and activities arising after the Closing Date in substantially the same form as signed by the Assignor and such guarantor when they closed the Assumed Debt, and (b) such modifications to the Loan Documents as are reasonably necessary to reflect and account for the fact that the general partner of SCOLP is a publically traded real estate investment trust and SCOLP, either directly or through its subsidiaries, owns, operates and manages multiple manufactured homes under the Sun Communities name. If the Loan Assumption Approval is not obtained prior to December 1, 2012 (the “Loan Assumption Approval Period”), SCOLP may, by delivery of written notice to Assignor at least five (5) days prior to the expiration of the Loan Assumption Approval Period, elect to extend the Loan Assumption Approval Period one time until December 31, 2012. If the Loan Assumption Approval has not been issued prior to the expiration of the Loan Assumption Approval Period, as it may be extended as provided above, this Agreement shall terminate (absent the agreement of both SCOLP and Assignor to further extend the Loan Assumption Approval Period), in which event the Deposit and all interest earned thereon shall be returned to SCOLP, and neither party shall have any further liability to the other except for those obligations hereunder which survive such termination. Upon receipt of the Loan Assumption Approval from the Lender in accordance with this Section 2.3, the parties shall proceed to close the transactions contemplated herein in accordance with Section 18 hereof.
3.    CONDITION OF TITLE TO THE PROJECT.

3.1    Assignor hereby represents and warrants to SCOLP that now and as of the Closing Date, Palm Creek is and shall be the lawful owner of the Project, and that Palm Creek holds, and as of the

Closing Date, Palm Creek shall hold, insurable and marketable title to the Project, free and clear of all liens, claims and encumbrances other than the following matters (hereinafter referred to as the "Permitted Exceptions"):

(a)    Those liens, encumbrances, easements and other matters set forth on Schedule B-2 of the Commitment applicable to the Project to be delivered pursuant to Section 4.1 hereof which SCOLP does not designate as “Title Defects” pursuant to Section 5.1 hereof;

(b)    The rights of parties in occupancy of all or any portion of the Land and Improvements that are part of such Project under leases, subleases, rental agreements, occupancy agreements and commitments to lease (most or all of which are not in writing, a list of which shall be delivered to SCOLP during the Investigation Period ), whether for manufactured home RV or other sites or property, (the "Tenant Leases"), to the extent set forth and described in the Rent Roll (the "Rent Roll") attached hereto as Schedule 3.1(b), as the same shall be updated to the Closing Date;

(c)    All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Closing Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided, which are not due and payable;

(d)    The mortgage securing the Assumed Debt;

(e)	The equipment leases and other obligations of Palm Creek or its affiliates described in Schedule 3.1(e); and

(f)	Any Title Defect, as defined below, waived or deemed waived by SCOLP.

From the date hereof through the Closing Date, neither the Assignor nor Palm Creek will cause any Project to be further encumbered by any lien, easement, restriction or any other matter.

4.    EVIDENCE OF TITLE; SURVEY; UCC SEARCHES.

4.1    Within seven (7) days after the date first set forth above, Assignor shall furnish SCOLP with a commitment (the "Commitment") for ALTA Form Owner's Policies of Title Insurance for the Project, issued by the Title Company, along with copies of all instruments described in Schedule B of each Commitment (collectively, the “Exception Documents”), in the aggregate amount of the Purchase Price. At Closing, the Assignor shall cause to be provided to SCOLP, at the Assignor’s sole cost and expense, an owner’s policy of title insurance issued pursuant to the Commitment, insuring the interest in the Project without the "standard exceptions" (provided SCOLP obtains a survey sufficient to remove the so-called survey exceptions), but subject to the Permitted Exceptions. SCOLP, at its cost and expense, may request such endorsements to the policies which it desires, the issuance of which shall be subject to the discretion of the Title Company. The cost of the standard coverage of the title insurance policy shall be borne by Assignor. The premium, if any, for extended coverage and endorsements approved by the Title Company shall be borne by SCOLP. Assignor shall reasonably cooperate with SCOLP and the Title Company in order to obtain extended coverage and any endorsements desired by SCOLP, but SCOLP shall be obligated for the satisfaction of any conditions precedent thereto required by the Title Company.

4.2    Prior to the expiration of the Investigation Period, SCOLP shall obtain current ALTA "as built" surveys (the "Surveys") of the Project prepared by a licensed surveyor or engineer approved by

SCOLP, certified to Assignor, Palm Creek, SCOLP, the Title Company, and any other parties designated by SCOLP. The legal description certified to on the Survey and used when issuing SCOLP’s title policy pursuant to the Commitments shall be identical. The Survey shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall reveal any of the following: (i) encroachments on the Project or any portion thereof from any adjacent property, (ii) the encroachment of such Project, or any portion thereof, on any adjacent property, and (iii) any violation by any portion of such Project of any recorded building liens, restrictive covenants or easements affecting such Project. The cost of the Survey shall be borne by SCOLP.

4.3    Prior to the expiration of the Investigation Period, SCOLP may obtain Uniform Commercial Code financing statement searches and tax lien searches both from the State of Arizona and the county where the Project is located with respect to each Assignor and Palm Creek, which must show all security interests, pledges, liens, claims and encumbrances in or affecting the Project, including the Personal Property and the Membership Interests. The cost of the UCC searches shall be borne by SCOLP.

5.    TITLE OBJECTIONS.

5.1    If a Commitment or Survey discloses exceptions which are not acceptable to SCOLP, in its sole discretion, SCOLP shall notify Assignor in writing of its objections to such exceptions (the "Title Defects") within ten (10) days after receipt of the Commitment, the Exception Documents and the Survey, but no later than forty-five (45) days after the date first set forth above. If SCOLP timely objects to any exception disclosed on the Commitment or Survey within such ten (10) day period, such exception shall not be treated as a Permitted Exception hereunder except as otherwise provided in this Section 5.1. If Assignor fails within five (5) days to have the Title Defects deleted from the related Commitment or

Survey, as the case may be, or fails to agree to have such Title Defects discharged at or before the Closing, SCOLP may prior to the expiration of the Investigation Period either: (a) terminate this Agreement by delivery of written notice to the Assignor, whereupon neither Assignor nor SCOLP shall have any further duties or obligations under this Agreement except that SCOLP’s indemnity obligations under Section 9.3 shall survive, and the Deposit shall be returned to SCOLP; or (b) elect to take title subject to such uncured Title Defects with such uncured Title Defects becoming Permitted Exceptions under this Agreement. Assignor agrees to cause to be discharged on or prior to Closing all Title Defects pertaining to encumbrances shown on the Commitment relating to the Project of a definite or ascertainable amount caused or created by Assignor, other than those for the Assumed Debt and those shown on Schedule 3.1(e).

6.    ADJUSTMENTS AND PRORATIONS.

6.1    The following adjustments and prorations shall be made at the Closing between SCOLP and Assignor, and shall be computed to, but not including, the Closing Date.

(a)    Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project for any period prior to tax year 2012, and all special assessments levied on any portion of the Project prior to the Closing Date, shall be paid by Assignor prior to the Closing Date. In addition, Assignor shall pay or provide a credit to SCOLP prior to Closing for Assignor’s share of any real estate taxes and personal property taxes levied against any portion of the Project for tax year 2012 prorated between the parties to the Closing Date. Any sales taxes, manufactured home or vehicle transfer, sales and use taxes and other taxes or charges levied on the transfer and conveyance of the Project whether levied on the Land, Improvements, Personal Property or otherwise, or on the Membership Interests, shall be paid by Assignor.

(b)    All water, sewer, electric, gas and other utility bills for the Project which are not directly billed to the tenants of the Project, and all other operating and other expenses incurred with respect to the Project (collectively, “Operating Expenses”) shall be prorated between Assignor and SCOLP to the Closing Date, with Assignor being responsible for all Operating Expenses on the Closing Date. On or before Closing, the parties shall agree on a reasonable proration of all unbilled Operating Expenses based upon the most recent billing statement. At Closing, (i) Assignor shall pay all unpaid Operating Expenses that are billed at or prior to the Closing Date; (ii) SCOLP shall assume all unbilled Operating Expenses; and (iii) Assignor shall pay or provide a credit to SCOLP for Assignor’s pro rata share of all unbilled Operating Expenses. All refundable utility deposits shall be the property of SCOLP, and the total verifiable amount of such refundable security deposits shall be credited to Assignor at the Closing.

(c)    Charges under Assumed Project Contracts (as defined in Section 17) attributable to the period prior to the Closing Date shall be paid by Assignor prior to the Closing Date, or, if not paid, the amount due shall be credited to SCOLP as of the Closing Date. All charges under the Non-Assumed Project Contracts (as defined in Section 17 below), if any, shall be paid by Assignor, whether such charges are attributable to the period prior to the Closing Date or the period after the Closing Date.
(d)    All rental and other revenues (including telephone, amenities, golf and other revenue),collected by Assignor or Palm Creek up to the Closing Date which are allocable to the period from and after the Closing Date shall be paid by Assignor to SCOLP. To the extent SCOLP collects, within ninety (90) days after the Closing, any rental or revenues allocable to the period prior to the Closing Date, SCOLP shall pay the same to Assignor;

provided, however, SCOLP shall have no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the Tenant Leases or otherwise. SCOLP shall have no obligation to remit to Assignor any such delinquent rents collected later than ninety (90) days after the Closing.
(e)    An amount equal to all refundable reservation, security and other deposits described in the Rent Roll, together with any interest accrued thereon (to the extent applicable law requires interest to be paid by the holder of such deposits) shall be credited to SCOLP at the Closing if previously distributed or paid to Assignor.
(f)    SCOLP shall pay Assignor $2,600,000.00 to reimburse Assignor for the construction of Phase III and the related sports amenities. An amount equal to all expenses of the Project which were paid prior to the Closing Date and for which are allocable to periods after the Closing Date which will benefit SCOLP shall be disbursed or credited to Assignor at the Closing. An amount equal to all expenses of the Project which are due after the Closing Date for all capital equipment or other leases shall be credited to SCOLP.
(g)    All compensation, fringe benefits and other amounts due the employees of Assignor, Palm Creek or the manager of the Project for the period prior to the Closing Date, whether as hourly pay, salaries, overtime, bonus, vacation or sick pay, severance pay, pensions or otherwise, and all amounts due for the payment of employment taxes with respect thereto, shall be paid by Assignor on or prior to the Closing Date, or, if not paid, an amount equal to such entire unpaid liability shall be credited to SCOLP at the Closing.
(h)    All costs and expenses incurred by Assignor or Palm Creek prior to the Closing Date in connection with the transactions contemplated herein and the performance of its obligations under this Agreement, including, without limitation, attorney and other professional fees and the costs and expenses payable by Assignor or Palm Creek hereunder, shall be paid by Assignor and shall not be charged to, or the responsibility of Palm Creek or SCOLP.
(i)    All interest accrued for the Assumed Debt through the Closing Date, and all other fees and charges due or accrued under the Mortgage Documents or otherwise with respect to the Assumed Debt as of the Closing Date (including all assumption fees, which shall be borne by Assignor), shall be paid by Assignor on or before the Closing Date, or, if not paid, an amount equal to the entire amount of such accrued interest, fees and charges shall be credited to SCOLP as of the Closing Date.
(j)    All escrows and reserves under the Assumed Debt and the Mortgage Documents that were funded by the Assignor under the Assumed Debt which will remain in place after the Closing for the benefit of SCOLP and Palm Creek shall be credited to the Assignor.
(k)    If any Tenant Lease or other document, agreement or program for the rent payable by any tenant after the Closing Date is less than the full pro forma or budgeted rent as set forth on the Rent Roll, whether as a result of free rent, reduced rent or any other form of rent concessions (in each case, a “Rent Concession”), at Closing SCOLP shall be entitled to a credit from the Assignor in an amount equal to sum of all such rent concessions attributable to the period after the Closing Date.

6.2    On or prior to the Closing Date, Assignor shall be entitled to a distribution from Palm Creek in an amount equal to all of the cash and cash equivalent assets held by Palm Creek as of the Closing Date, after deduction for any and all costs and expenses payable by Assignor hereunder.

6.4    If within ninety (90) days after the Closing either SCOLP or Assignor discovers any inaccuracies or errors in the prorations or adjustments done at Closing pursuant to Sections 6.1 and/or 6.2, such party shall notify the other party of such inaccuracy or error by written notice including reasonable detail of the appropriate calculation. In such event, the parties shall attempt, in good faith, to resolve any issues with respect to the prorations and adjustments done at Closing pursuant to Section 6.1. After the parties resolve any such issues or, in the event the parties are unable to resolve issues, a final judgment has been rendered with respect to such matter without timely appeal or after all appeals timely made are fully resolved, SCOLP and Assignor shall promptly take all action and pay all sums necessary so that such prorations and adjustments shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing Date.

7.     REPRESENTATIONS AND WARRANTIES OF ASSIGNOR.

7.1    Assignor hereby represents and warrants to SCOLP as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by SCOLP in connection herewith:

(a)    True, correct and complete electronic files of all Tenant Leases and paper copies of all Tenant Leases (to the extent any written Tenant Leases exist), including all amendments and documents relating thereto, that are currently in effect and that cover any portion of the Project have been or will be delivered to SCOLP in accordance with Section 9.1. The Rent Rolls attached hereto as Schedule 3.1(b), as updated to the Closing Date, is and will be an accurate and complete rent roll describing each of the Tenant Leases in effect for the Project, including the name of each tenant, the home site occupied by each tenant, the lease term, monthly rent, delinquencies in rent and deposits and prepaid rent or credits, discounts and concessions for any of any tenant, and for each RV site, the RV site occupied by each tenant, arrival and departure dates, nights booked, nights used, gross site charges, taxes, resort fees (as a separate item). Except as disclosed in the Rent Roll, (i) each Tenant Lease is in full force and effect, (ii) to Assignor’s knowledge no Tenant Leases are in default, (iii) to Assignor’s knowledge, no events have occurred which, with notice or the passage of time, or both, would constitute such a default, (iv) the lessor has performed all of its obligations under each Tenant Lease; and (v) the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the Rent Roll. For all RV sites, Assignor sent out rental rate increase notices to all seasonal tenants for the 2013 calendar year, which set forth a rental rate increase as shown on Schedule 7.1(a)(1) Actual collected ancillary and concession revenue for the Project, on a cash basis, for the 2010 calendar year, for the 2011 calendar year, and to date for the 2012 calendar are as shown on Schedule 7.1(a)(2).

(b)    Except as otherwise disclosed on Schedule 7.1(b) attached hereto, neither Assignor nor Palm Creek have received any notices of, and Assignor has no knowledge of any existing facts or conditions which could reasonably be expected to result in the issuance of, any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to any Project or the appurtenances thereto, which will not be cured by the Closing, at Assignor’s sole cost and expense.

(c)    Except as disclosed on Schedule 7.1(c) attached hereto, there are no actions, suits, proceedings, claims, investigations or inquiries pending or, to the knowledge of Assignor, threatened against Assignor, Palm Creek, any of their respective affiliates or the Project in any court, before any governmental or administrative agency, or before any other tribunal having jurisdiction over any such party or the Project.

(d)    Except as otherwise disclosed on Schedule 7.1(d) attached hereto, Assignor has no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against any Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs.

(e)    All service, utility, supply, maintenance, management and employment contracts and agreements and all other continuing contractual obligations affecting Assignor, Palm Creek or the ownership, operation or development of the Project, and all amendments thereto (collectively, the "Project Contracts") are listed on the attached Schedule 7.1(e). True, correct and complete copies of all Project Contracts have been delivered to SCOLP. Each Project Contract is in full force and effect, each Assignor and Palm Creek has complied in all material respects with the provisions of each Assumed Project Contract to which it is a party and is not in default under any such Project Contract and, to the knowledge of Assignor, no other party to any Project Contract has failed to comply in any material respect with, or is in default under, the provisions of any Assumed Project Contract. Except as disclosed on the attached Schedule 7.1(e), all Project Contracts may be cancelled by the Assignor or Palm Creek that is a party thereto upon not more than thirty (30) days’ notice without premium or penalty.

(f)    As of the date hereof, and as of the Closing Date, Palm Creek will be the lawful owner of the Project and hold, and as of the Closing Date will hold, as applicable, insurable and marketable title to the Project, free and clear of all liens, claims and encumbrances other than the Permitted Exceptions. Assignor has and will have on the Closing Date the power and authority to transfer the Membership Interests to SCOLP and perform their respective obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of the Assignor has and will have due power and authority to so act. On or before the Closing Date, Assignor will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of its right, title and interest in and to its Membership Interests to SCOLP in the condition herein required. This Agreement has, and each instrument to be executed by any Assignor pursuant to this Agreement or in connection herewith will be, when executed and delivered, duly authorized, executed and delivered by each Assignor and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each Assignor, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.

(g)    Assignor and Palm Creek are duly formed and are validly existing as a limited liability company or corporation, as applicable, in good standing under the laws of the State of Arizona and have the power and authority to own, lease and operate their properties and to conduct their business and to enter into and perform their obligations under this Agreement. Subject to the approval of Lender, neither this Agreement nor the performance by Assignor or Palm Creek of its obligations hereunder, including, without limitation, the conveyance of the Membership Interests by the Assignor to SCOLP, violates or will violate (i) any constituent documents of any Assignor or Palm Creek, (ii) any contract, agreement or instrument to which any Assignor or Palm Creek is a party or bound or which affects the Project or the Membership Interests, or (iii) any law, regulation, ordinance, order or decree applicable to Assignor, Palm Creek or the Project, and except as provided in the Mortgage Documents and as set forth on the attached Schedule 7.1(g), no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or other party, is required on the part of any Assignor or Palm Creek in connection with this Agreement or the performance by any Assignor or Palm Creek of its obligations hereunder. Prior to the Closing, Assignor shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 7.1(g); provided, however, that SCOLP (with the assistance of Assignor) shall be responsible for obtaining the Loan Assumption Approval as provided above subject to Assignor’s obligations relating thereto.

(h)    Except as disclosed on Schedule 7.1(h) attached hereto, no Assignor or Palm Creek has contracted for the furnishing of labor or materials to the Project which will not be paid for in full prior to the Closing Date. If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to any Assignor or Palm Creek or to the Project prior to the Closing Date, Assignor will immediately pay such claim and discharge the lien, or if a lien has been filed and Assignor intends, in good faith, to contest such claim, Assignor may cause the lien to be discharged by posting a bond pursuant to applicable law.

(i)    Attached hereto as Schedule 7.1(i) is a true and accurate list of all persons employed by Palm Creek and the manager of the Project in connection with the operation and maintenance of the Project, including name, job description, term of employment, average hours worked per week, current pay rate, description of all benefits provided such employees and the annual cost thereof. None of the employees of Assignor, Palm Creek or manager of the Project are covered by an employment agreement, collective bargaining agreement or any other agreement, and all employees of are terminable "at will", subject to applicable laws prohibiting discrimination by employers. Assignor has complied, and is in compliance, in all material respects, with all applicable laws relating to labor or labor relations and employment standards, including without limitation, all laws relating to labor relations, equal employment, fair employment practices, wages, hours, immigration control, employee safety, termination pay, vacation pay, fringe benefits, pension plans, collective bargaining and the payment and/or accrual of the same and all, insurance and all other costs and expenses applicable thereto, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), tax withholding, entitlements, prohibited discrimination, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (“WARN”) and comparable state and local laws or regulations relating to or arising out of the layoff or termination of employment by Assignor.

(j)    Schedule 7.1(j) attached hereto contains a complete and accurate list of, and copies of, all licenses, certificates, permits and authorizations from any governmental authority of any kind which are required to operate, use and maintain the Project as a manufactured home/RV/golf community; and to Assignor’s knowledge all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and shall remain in full force and effect after the Closing, notwithstanding the sale of the Membership Interests from the Assignor to SCOLP.

(k)    Schedule 7.1(k) attached hereto contains a true and complete list of all Personal Property used in the operation of the Project. All the Personal Property is in good working condition and adequate for the operation of the Project at full occupancy in all material respects; and neither Assignor, Palm Creek nor any of their respective affiliates will remove any item of Personal Property from the Project on or prior to the Closing Date, unless such item is replaced with a similar item of no lesser quality or value. All Personal Property is owned free and clear of all liens, claims and encumbrances, other than the liens under the Mortgage Documents and the Assumed Project Contracts.

(l)    The Project consists of that number of developed manufactured home sites, RV sites, manufactured home and RV sites under development and un-built but approved properly zoned future manufactured home and RV sites set forth on Schedule 7.1(l), and the number of acres of Land, and the improvements, amenities and recreational facilities set forth on the attached Schedule 7.1(l). As of the date hereof, that number of manufactured home sites within the Project set forth on the attached Schedule 7.1(l) are vacant, and for the calendar year 2011 and through August 31, 2012, the average occupancy rates at the Project were as set forth on the attached Schedule 7.1(l). Except as otherwise disclosed on Schedule 7.1(m), all developed but unoccupied manufactured home and RV sites which exist at the Project at the date of Closing will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home or RV on, such site in accordance with the Palm Creek’s standard form lease and the rules and regulations applicable to the Project.

(m)    Assignor has delivered to SCOLP all environmental reports and audits in their possession or control, including, without limitation, phase I and II environmental site assessments and environmental compliance audits (the “Environmental Reports”) relating to the Project. Except as disclosed in any Environmental Report delivered by Assignor to SCOLP as identified in Schedule 7.1(m), to the knowledge of Assignor, the Project is free of and does not contain any "toxic or hazardous substance", asbestos, lead based paint, urea formaldehyde insulation, PCBs, radioactive material, mold or other biological contaminants, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Michigan Natural Resources and Environmental Protection Act, or

under any other applicable federal, state or local statutes, regulations, rules, court orders or rulings, or ordinances (collectively the "Environmental Laws") and to the knowledge of Assignor and except as provided in any Environmental Report, there are no substances or conditions in, on or under the Land or the Project which may support a claim or cause of action under any of the Environmental Laws. No claim, demand, suit, action or other legal proceeding arising out of, or related to, any Environmental Laws with respect to the Project is pending or, to the knowledge of Assignor threatened, before any court, agency or government authority, and Assignor has no knowledge, and has no received any notice, that the Project is in violation of, or has a past unresolved violation of, the Environmental Laws, except as provided in any Environmental Report.

(n)    Prior to Closing, Assignor will furnish to SCOLP true, correct and complete copies of the operating agreement of Palm Creek and any additional documents, instruments or certificates relating to the existence of Palm Creek and Assignor’s rights and obligations with respect to the Membership Interests, and all amendments to any of the foregoing (collectively, the "Governing Documents"), and such Governing Documents shall not be modified or amended without the consent of SCOLP. All minute books, recorded minutes of meetings and consent resolutions of Palm Creek shall be delivered to SCOLP at Closing.

(o)    At Closing Assignor shall own one hundred percent (100%) of the Membership Interest in Palm Creek identified as being owned by such Assignor on the attached Schedule 7.1(o). Assignor shall be the legal and beneficial owner of such Membership Interests, free and clear of all liens, claims and encumbrances. All Membership Interests will have been issued in compliance with all state or federal securities laws and there are no outstanding agreements, commitments, rights, options, warrants or plans of any nature whatsoever for the issuance, sale or purchase of any other interests in Palm Creek.

(p)    Upon consummation of the transfer of the Membership Interests to SCOLP pursuant to the terms hereof, SCOLP will acquire valid and marketable title to all of the Membership Interests, free and clear of all liens, claims and encumbrances whatsoever and will own, in the aggregate, one hundred percent (100%) of the interests in Palm Creek.

(q)    All promissory notes, mortgages, assignments of leases and rentals, security agreements, indemnity agreements and other instruments and documents relating to the Assumed Debt (collectively, the "Mortgage Documents") are listed on the attached Schedule 7.1(q), and Assignor has previously delivered to SCOLP true, complete and accurate copies of all the Mortgage Documents. Assignor and Palm Creek have complied in all material respects with the provisions of each Mortgage Document and are not in default under any such Mortgage Document and, to the knowledge of Assignor, no other party to any Mortgage Document has failed to comply in any material respect with, or is in default under, the provisions of any Mortgage Document. The outstanding principal balance as of the date hereof of the Assumed Debt and the interest rate currently charged is set forth on the attached Schedule 7.1(q)

(r)    All federal, state and local income, excise, sales, property and other tax returns required to be filed by Assignor and Palm Creek have been timely filed and are correct and complete in all material respects. All taxes, assessments, penalties and interest due in respect of any such tax returns or the Project and any assessments thereon have been paid in full, and there are no pending or threatened claims, assessments, deficiencies, audits or notices with respect to any such taxes.

(s)    Neither Assignor nor Palm Creek maintains, sponsors, participates in or contributes to, and neither Assignor nor Palm Creek in the past has maintained, sponsored, participated in or contributed to, any employee health or benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees, and neither Assignor nor Palm Creek is or has been, a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended.

(t)    Set forth on the attached Schedule 7.1(t) are the following financial statements (the “Historical Financial Statements”): (a) audited balance sheet and related statement of income for Palm Creek, as of and for the fiscal years ended December 31, 2011, 2010 and 2009 and (b) the unaudited balance sheet and related statement of income for Palm Creek as of and for the nine months ended September 31, 2012, As soon as practical after issuance (and in any event no later than ten (10) days after the end of any month), Assignor shall deliver to SCOLP the unaudited balance sheet and related statement of income of each Assignor as of the last day of each of the months from and including August 31, 2012 through the month immediately preceding the Closing Date (collectively, the “Monthly Financial Statements”). The Historical Financial Statements are, and upon their issuance the Monthly Financial Statements will be, true, correct and complete in all respects, present fairly and accurately the financial position of the Assignor and the operation of the Project as at such dates and the results of the operations and earnings of Assignor for the periods indicated thereon, and have been and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (“GAAP”). Except as shown on Schedule 7.1(t), no Assignor has any liabilities or obligations of any kind or nature except for (i) liabilities set forth on the face of the Historical Financial Statements and Monthly Financial Statements, and (ii) liabilities which have arisen after the date thereof in the ordinary course of business, and at Closing Palm Creek shall not have any liabilities or obligations except those expressly provided to be assumed by SCOLP pursuant to the terms hereof.

(u)    Neither Assignor nor Palm Creek is a party or otherwise subject, and the Project is not subject, to any judgment, order, writ, injunction or decree of any court, governmental or administrative agency or the tribunal having jurisdiction over such party or Project, except as disclosed in the Commitment. No Assignor or Palm Creek has received notice of or is aware that the use of the name of the Project infringes on or violates the rights of any third party.

(v)    Assignor have provided SCOLP with full and complete access to the software system, including all resident historical data, as well as the call center, golf for the Project (collectively, the “Software Systems”) and at Closing all licenses and any other information necessary for Palm Creek to fully operate the Software Systems as of the Closing Date shall be in the possession thereof.

(w)    Assignor has delivered to SCOLP true, correct and complete copies of the information and material referenced in this Agreement or otherwise requested by SCOLP in connection with its due diligence investigation of the Assignor, Palm Creek and the Project. Nothing contained in this Agreement, the Exhibits or Schedules attached hereto or the information and material delivered or to be delivered to SCOLP pursuant to the terms hereof, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. No Assignor has received any notice of any fact which would materially adversely affect Palm Creek, the Membership Interests, the Project or the operation thereof which is not set forth in this Agreement, the Exhibits or Schedules hereto, or has not otherwise been disclosed to SCOLP in writing.

(x)    Assignor, Palm Creek and each of their respective members, managers, partners, shareholders, officers and directors are in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 2c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time; and is in compliance with any other prohibitions on dealings with persons, groups, countries, or entities proscribed by the United States government, and Assignor has no reason to believe that any of the foregoing is untrue or inaccurate. Neither Assignor nor Palm Creek nor any of their respective members, managers, partners, shareholders, officers and directors is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

(y)    Except as otherwise disclosed on Schedule 7.1(y), Assignor has no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs. Except as otherwise disclosed on Schedule 7.1(y), Assignor has no knowledge of any public improvements having been ordered, threatened, announced or contemplated with respect to the Project which have not heretofore been completed, assessed and paid for. Further, all impact fees, tap fees, connection fees and all other governmental fees and charges which may be levied or assessed against the Assignor, Palm Creek or the Project by any governmental authority with respect to the development, leasing, operation or ownership of the Project or the connection to or use of utilities which service the Project have been paid in full.

(z)    The undeveloped land in the Project is zoned to permit the development, operation and lease of not less than 550 manufactured homes sites; attached hereto as Schedule 7.1(z) is an accurate and complete list of, and copies of, all licenses, permits and other governmental approvals issued for or in connection with the development or operation of the undeveloped land (collectively, the “Governmental Approvals), and all comment letters, correspondence and other written communication with governmental authorities concerning the Governmental Approvals or the development or operation of the Property; the Governmental Approvals issued to the Assignor constitute all of the governmental approvals, authorizations and permits that are necessary to fully develop, operate and lease a undeveloped land, other than certificates of occupancy customarily issued upon completion of the development thereof; Assignor is not in default under any of the Governmental Approvals; and all Governmental Approvals have been issued and are in full force and effect, and on the Closing Date shall be transferred or assigned to Palm Creek. Assignor shall take all steps and execute all applications and instruments reasonably necessary to achieve such transfer or assignment.

7.2    Except as otherwise expressly provided herein, the Membership Interests and the Project is being sold on an “as-is, where-is” basis, and Assignor makes no express or implied warranties whatsoever.

7.3    The provisions of Section 7.1 and all representations and warranties contained therein shall be true as of the Closing Date and shall survive the closing of the transactions contemplated herein, and the conveyance of the Membership Interests for a period of eighteen (18) months only. All of such representations and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing the Assignor delivers written notice to the contrary to SCOLP. The investigation by SCOLP and their employees, agents and representatives, of the financial, physical and other aspects of the Project shall not negate or diminish the representations and warranties of Assignor contained herein.

8.    REPRESENTATIONS AND WARRANTIES OF SCOLP.

8.1    SCOLP hereby represents and warrants to Assignor as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Assignor in connection herewith:
(a)    SCOLP has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Michigan and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.
(b)    Neither this Agreement nor the performance of SCOLP’s obligations hereunder violates or will violate (i) any constituent documents of SCOLP, (ii) any contract, agreement or instrument to which SCOLP is a party or bound, or (iii) any applicable law, regulation, ordinance, order or decree.
(c)    This Agreement has been duly authorized, executed and delivered by SCOLP and constitutes the legal, valid and binding obligation of SCOLP, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.
(d)    SCOLP, its General Partner, and its officers are in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and

Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time; and is in compliance with any other prohibitions on dealings with persons, groups, countries, or entities proscribed by the United States government, and SCOLP has no reason to believe that any of the foregoing is untrue or inaccurate. None of SCOLP, its General Partner, or its officers is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of the Executive Order; (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

8.2    The provisions of Section 8.1 and all representations and warranties contained therein shall survive the closing of the transaction contemplated herein and the conveyance of the Membership Interests. All of such representation and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing SCOLP delivers written notice to the contrary to Assignor.
9.    ACCESS TO THE PROJECT.

9.1    Within five (5) days after the date first set forth above, Assignor shall deliver to SCOLP, or make available at the office of the Project, and thereafter Purchaser shall have access to, the following:

(a)    Electronic files and paper copies of all rental agreements, leases, subleases, occupancy and tenancy agreements, and written commitments to lease currently in effect and covering any portion of the Project (the "Tenant Leases "), including all amendments and documents relating thereto, that are currently in effect and that cover any portion of the Project; all collection and credit reports pertaining to the Tenant Leases or the tenants of the Project; the monthly management and operating reports customarily prepared by or on behalf of Seller for the last twelve (12) calendar months; and the Project's operating budget for the current year;
(b)    Copies of all Project Contracts;
(c)    Annual statements of the results of the operation of the Project for each of the last three (3) full calendar years, and copies of the portions of the federal tax returns for Assignor relating to the Project covering the last three (3) fiscal years;
(d)    Architectural drawings, plans and specifications and site plans for the Project (the “Plans”), to the extent available;
(e)    Copies of all written notices of any zoning, safety, building, fire, environmental, health code or other violation relating to the Project and not cured prior to the date hereof; and
(f)    All other financial data, operating data, contracts, leases, instruments, invoices and other writings relating to the Project which SCOLP may reasonably request, including, without limitation, tax bills and correspondence with the tax assessor, rent rolls for the past two years, information concerning capital improvements installed on the Project, information concerning historical rent increases for the Project, a list of recurring services not furnished to the Project through the Project Contracts, information concerning any pending or threatened litigation, information relating to utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy, existing environmental reports, appraisals and market studies, and the organizational documents of the homeowners association, if organized, and any agreements between the Assignor and such homeowners association.
9.2    During the Investigation Period, SCOLP shall have the right to obtain, at the sole cost and expense of the SCOLP, a Phase 1 environmental audit (the "Environmental Audit") of the Project, including the Land and Improvements, addressed to SCOLP, Palm Creek and others designated by SCOLP, conducted by an independent environmental investigation and testing firm selected by SCOLP and reasonably approved by Assignor, and otherwise in form and content acceptable to SCOLP, in its sole discretion. If the Environmental Audit discloses any condition which requires further review or investigation, SCOLP may obtain during the Investigation Period, at SCOLP’s expense, a Phase 2 environmental audit of the Project in form and content acceptable to SCOLP, in its sole discretion.
9.3    At all reasonable times from and after the date hereof, Assignor shall afford SCOLP and its representatives full and free access to the Project, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Project, together with all other aspects of the Project. Upon the completion of such activities, SCOLP, at its sole expense, shall promptly restore the Project to its former condition in all substantial respects. SCOLP shall defend, indemnify and hold Assignor harmless from and against any and all claims, demands, losses, costs and/or liabilities associated with damage or injury to any person, property or any Project caused by or attributable to the actions or negligence of SCOLP and/or its contractors, representatives or other agents while they are on the Project pursuant to this Section or otherwise. SCOLP shall take the necessary steps to ensure that its contractors and agents have and maintain appropriate insurance policies related to (1) commercial general liability, including contractual liability, and (2) professional errors and omissions liability, including contractors’ pollution liability.

The obligations of SCOLP set forth in this Section 9.3 shall survive the termination of this Agreement or the Closing Date.

9.4    SCOLP shall have the right, at its expense, to cause its accountant to prepare audited financial statements of Assignor and its operations at the Project for the calendar years ended December 31, 2010 and December 31, 2011, and for the period from January 1, 2012 through the calendar month preceding the Closing Date, and the Assignor shall cooperate and assist in all respects with the preparation of the audited financial statements. Assignor shall furnish to SCOLP and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. Assignor also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements.

10.     CONDITIONS.

10.1    The obligation of SCOLP to consummate the acquisition of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of SCOLP hereunder which, if not performed or determined to be acceptable to SCOLP on or before the Closing Date (unless a different time for performance is expressly provided herein), shall permit SCOLP, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to Assignor, whereupon (x) the Deposit shall be returned to SCOLP, and (y) neither Assignor nor SCOLP shall have any further duties or obligations under this Agreement except that (i) if any such condition was not satisfied as a result of any default or breach of this Agreement by Assignor, SCOLP may pursue such legal and equitable rights and remedies that may be available to it pursuant to the terms of this Agreement, and (ii) SCOLP’s indemnity obligations under Section 9.3 shall survive (provided that SCOLP shall have the right to waive any one or all of such conditions):

(a)    On the Closing Date, (i) title to the Project shall be held by Palm Creek in the condition required by this Agreement, (ii) the Title Company shall have unconditionally and irrevocably agreed to issue the title policies pursuant to the Commitment, and (iii) Assignor shall own one hundred percent (100%) of the Membership Interest in Palm Creek, free and clear of all liens, claims and encumbrances.
(b)    The Assignor shall have complied with and performed all covenants, agreements and conditions on their part to be performed under this Agreement within the time herein provided for such performance.
(c)    The representations, warranties and agreements of Assignor and Palm Creek contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Closing Date in all material respects.
(d)    From and after the date hereof to the Closing Date, there shall have been no material adverse change in or to the Project, the business conducted thereon, or Palm Creek.
(e)    The Loan Assumption Approval shall have been obtained from the Lender.
(f)    No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement or which would affect the right of SCOLP to own, operate and control Palm Creek or the Project.
(g)    [Intentionally Deleted]

(h)    All of the manufactured home sites, RV sites and related site improvements and amenities described on Schedule 10.1(h) for the Phase 3 Land shall have been fully completed and paid for by Assignor to the reasonable satisfaction of SCOLP and so that the RV and manufactured home sites listed thereon will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a recreational vehicle on, such recreational vehicle site in accordance with Assignor’s standard form lease and the rules and regulations applicable to the Project.

10.2    The obligation of Assignor to consummate the sale of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of Assignor hereunder which, if not performed or determined to be acceptable to Assignor on or before the Closing Date (unless a different time for performance is expressly provided herein), shall permit Assignor, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to the SCOLP, whereupon neither Assignor nor SCOLP shall have any further duties or obligations under this Agreement except that (i) if any such condition was not satisfied as a result of any default or breach of this Agreement by SCOLP, Assignor may seek to recover the Deposit in accordance with the terms of this Agreement and the Deposit Escrow Agreement, and (ii) SCOLP’s indemnity obligations under Section 9.3 shall survive (provided that Assignor shall have the right to waive any one or all of such conditions):

(a)    SCOLP shall have complied with and performed all covenants, agreements and conditions on its part to be performed under this Agreement within the time herein provided for such performance.

(b)    The representations, warranties and agreements of SCOLP contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Closing Date in all material respects.
(c)    The Loan Assumption Approval shall have been obtained from the Lenders.
(d)     No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement.

11.     OPERATION OF THE PROJECT.

11.1    From and after the date hereof to the Closing Date, Assignor shall cause Palm Creek to: (a) continue to manage, maintain, operate and conduct business at the Project in the ordinary course in substantially the same manner as prior to the date hereof; (b) perform all regular maintenance and repairs with respect to the Project; (c) keep the Project insured against all usual risks and will maintain in effect all insurance policies now maintained on the same; (d) not sell, assign or convey any right, title or interest in any part of the Project; (e) not change the operation or status of the Project in any manner reasonably expected to impair or diminish its value; (d) continue to market, advertise and promote the Project in accordance with current marketing efforts and plans, and (f) not execute, amend or extend any Tenant Lease for a term in excess of one year or providing for a rental rate that is less than the present rental for such space within the Project plus any increase thereof contemplated in such Project’s operating budget, or otherwise terminate or waive any rights under the Tenant Leases. Further, Assignor shall at or prior to the Closing Date furnish SCOLP with a copy of each such new or renewal Tenant Lease.

11.2    Effective as of the Closing Date, Assignor shall terminate any third party manager of the Project and any Non-Assumed Project Contracts. SCOLP or Palm Creek shall have the right, but not the obligation, to hire those employees of Assignor, and the Project’s management agent who worked at or provided services to the Project, effective as of the Closing Date. Upon the consummation of the transactions contemplated herein, such employees will remain employees of Assignor or such manager unless expressly retained by SCOLP or Palm Creek at the Closing, and all compensation and fees due such employees, including any amount payable or that becomes payable as a result of the termination of the employees, and all costs and taxes attributable to such employment, shall be paid by Assignor. Assignor shall be responsible for any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA; and any and all liabilities and obligations required under the WARN Act. Not less than seven (7) days prior to the Closing, SCOLP shall notify Assignor of all employees it will no longer retain in connection with the operation of the Project.

12.     DESTRUCTION OF PROJECT.

12.1    In the event any part of the Project shall be damaged or destroyed prior to the Closing Date, Assignor shall notify SCOLP thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use or occupancy of the Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds One Hundred Thousand Dollars ($100,000.00), SCOLP shall have the right to terminate this Agreement by notifying Assignor within ten (10) days following the date SCOLP receives notice of such occurrence or on the Closing Date, whichever occurs first, whereupon (x) the Deposit shall be returned to SCOLP, and (y) neither Assignor nor SCOLP shall have any further duties or obligations under this Agreement except that SCOLP’s indemnity obligations under Section 9.3 shall survive. If SCOLP does not elect to terminate this Agreement, or shall fail to timely notify Assignor within the required time period, on the Closing Date, which may be extended by Assignor or SCOLP to accommodate compliance with this Section

12.1, Assignor shall assign to SCOLP or Palm Creek all of Assignor’ right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable directly or indirectly to Assignor or Palm Creek, and the Purchase Price shall not be reduced by the amount of any deductible applicable to such insurance.

13.     CONDEMNATION.

13.1    If, prior to the Closing Date, Assignor or SCOLP receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of the Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Michigan or the county where the Project is located, and such taking results in a reduction of the number of home sites within the Project or SCOLP determines that such taking will adversely affect the operation of the Project, SCOLP shall have the option to terminate this Agreement by notifying Assignor within thirty (30) days following SCOLP's receipt of such notice or on the Closing Date, whichever is earlier, whereupon (x) the Deposit shall be returned to SCOLP, and (y) neither Assignor nor SCOLP shall have any further duties or obligations under this Agreement except that SCOLP’s indemnity obligations under Section 9.3 shall survive. If SCOLP does not elect or does not have the right to terminate this Agreement or shall fail to timely notify Assignor, SCOLP shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of SCOLP and Palm Creek, and not Assignor.

14.     DEFAULT.

14.1    In the event Assignor shall fail to perform any of its obligations hereunder, SCOLP may, as its sole and exclusive right and remedy in such event, either (i) terminate this Agreement by written notice delivered to Assignor at or prior to the Closing Date; or (ii) obtain specific performance of the terms and conditions provided that an action therefor is commenced within one hundred twenty (120) days thereafter and SCOLP specifically acknowledges that SCOLP shall have no right to damages pursuant to this Section or otherwise under this Agreement, other than pursuant to the indemnification provisions set forth herein or in the Closing Documents.

14.2    In the event SCOLP does not elect to terminate this Agreement as permitted herein and the conditions precedent to the obligation of SCOLP to purchase the Membership Interests have been satisfied or waived by SCOLP in writing, and thereafter SCOLP fails to purchase the Membership Interests on the Closing Date in accordance with the terms of this Agreement, Assignor shall be entitled to terminate this Agreement by written notice delivered to SCOLP at or prior to the Closing Date, and have delivered to Assignor, as liquidated damages, the Deposit, the same being the Assignor’s sole remedy, and SCOLP shall have no further or other liability hereunder except for the obligations of SCOLP in Section 9.3. Assignor and SCOLP agree that in the event of a default by SCOLP under this Agreement (excluding the obligations of SCOLP in Section 9.3), the Assignor’s damages would be difficult or impossible to ascertain, and the amount of the Deposit represents a reasonable estimate of such damages. Neither SCOLP nor any designee, transferee or assignee of SCOLP, nor any officers, directors, shareholders or partners, general or limited, of SCOLP or such designee, transferee or assignee, shall be personally or individually liable with respect to any obligation under this Agreement, all such personal and individual liability, if any, being hereby waived by Assignor on their behalf and on behalf of all persons claiming by, through or under them.

15.    LIABILITY AND INDEMNIFICATION.

15.1    Except as otherwise specified in Section 9.3, SCOLP does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Project. Except for the liability of Palm Creek under the Mortgage Documents and Assumed Project Contracts arising on or after the Closing Date, all accounts payable, obligations and liabilities of the Assignor and Palm Creek, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred as of the Closing Date or arising out of events or occurrences prior to the Closing Date, including under the Non-Assumed Project Contracts (collectively, the "Pre‑Closing Liabilities") shall be the responsibility of, and paid by, Assignor, and not by SCOLP or Palm Creek.

15.2    Assignor, Ashton Wolfswinkel and Bernadette Wolfswinkel, jointly and severally, agree to indemnify and hold harmless Palm Creek and SCOLP and their respective successors, assigns, constituent members and partners, employees, agents and representatives, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees and costs) arising out of, as a result of or as a consequence of: (a) the Pre-Closing Liabilities, which include, without limitation, (i) any property damage or injuries to persons, including death, caused by any occurrence at the Project or resulting from Assignor’s or Palm Creek’s use, possession, operation, repair and maintenance of the Project prior to the Closing Date, (ii) any breach of the lessor's obligations under the Tenant Leases which occurred prior to the Closing Date or as a result of Assignor or Palm Creek not having reserved cash as of the Closing Date equal to the amount of all security deposits to be held under the Tenant Leases, (iii) any breach of Assignor’s or Palm Creek’s obligations under any Project Contract which occurred prior to the Closing Date, (iv) the termination of the employees of Assignor, Palm Creek or any manager of the Project on or prior to the Closing Date pursuant to Section 11.2 hereof, (v) any and all liabilities and obligations of Assignor or Palm Creek under any Non-Assumed Project Contracts, and (vi) all costs and expenses required to be paid by Assignor under Sections 6.1,

19.1 and/or 20.1; and (b) any breach by Assignor of any of its representations, warranties, or obligations (including, without limitation, any obligation to pay any fees, costs or expenses hereunder) set forth herein or in any other document or instrument delivered by Assignor or Palm Creek in connection with the consummation of the transactions contemplated herein.

15.3    From and after the Closing Date, SCOLP agrees to indemnify, defend and hold harmless Assignor and their respective successors, assigns, constituent members, managers, directors, officers, shareholders, partners, employees, agents and representatives from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys’ fees), arising out of, as a result of or as a consequence of: (i) any breach of the lessor's obligations under the Tenant Leases which occurs subsequent to the Closing Date; (ii) any breach of Palm Creek’s obligations under the Project Contracts retained by Palm Creek which may occur subsequent to the Closing Date; (iii) any property damage or injuries to persons, including death, caused by the occurrence of any event at any Project after the Closing Date or in connection with Palm Creek’s use, possession, operation, repair and maintenance of the Project after the Closing Date; (iv) any breach by SCOLP of any of its representations, warranties, or obligations (including, without limitation, any obligation to pay any fees, costs or expenses hereunder) set forth herein or in any other document or instrument delivered by the SCOLP in connection with the consummation of the transactions contemplated herein; and (v) any failure by SCOLP to pay costs and expenses required to be paid by SCOLP under Sections 6.1, 19.1 and/or 20.1.

15.4    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in Sections 7 and 8 of this Agreement shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 7.1(f), 7.1(g), the last sentence of 7.1(k), 7.1(o), 7.1(p), 8.1(a), 8.1(b) and 8.1(c) shall survive for six (6) years only, and (b) the representations and warranties contained in Sections 7.1(m), 7.1(r) and 7.1(s) shall survive until the 60th day after the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein (including, without limitation, any covenant or agreement to pay any fees, costs or expenses hereunder) shall survive the Closing for a period of six (6) years. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Except as provided above, no party shall be liable to any other party with respect to any claim under this Agreement unless such claiming party delivers written notice of such claim to the other party prior to 5:00 p.m. Eastern time on the expiration date of the applicable survival period.

15.5    To secure the Assignor’s obligation to pay any claims for indemnification under this Agreement, the parties agree to establish a separate escrow account (“Holdback Escrow Account”) which shall be funded from the Purchase Price otherwise payable to the Seller in an amount equal to $350,000.00 (the “Holdback Escrow Deposit”). At the Closing, Assignor, Palm Creek, SCOLP and the Title Company as escrow agent (the “Escrow Agent”) shall enter into an escrow agreement attached hereto as Exhibit F (the “Holdback Escrow Agreement”). At Closing, Assignor shall deliver to the Escrow Agent cash from the Purchase Price in the amount of the Holdback Escrow Deposit to be held in escrow under the Holdback Escrow Agreement. The Holdback Escrow Agreement shall terminate on April 15, 2014; provided that the term shall be extended until the final resolution of any dispute resulting from the timely delivery of a claim thereunder. Upon termination of the Holdback Escrow Agreement, the Escrow Agent shall distribute the remaining balance of the Escrow Deposit and the interest earned thereon, if any, to Assignor.

16.    DUE DILIGENCE INVESTIGATION.

16.1    From the date hereof through November 20, 2012 (the "Investigation Period"), SCOLP shall have the right to inspect and investigate all aspects of the Project, the Assignor and Palm Creek, including, without limitation, the physical condition of the Project, all items of income and expense arising from the Assignor’s and Palm Creek’s ownership and operation of the Project, and all documents relating thereto. In the event Assignor has failed to deliver or make available to SCOLP the information and material required by Section 9.1 within five (5) days of the date hereof, the Investigation Period shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual date of delivery of all such items, but in no event more than ten (10) days. At any time prior to the expiration of the Investigation Period and for any reason whatsoever, SCOLP may, at its option and in its sole and absolute discretion, terminate this Agreement by delivery of written notice to Assignor, whereupon the Deposit shall be returned to SCOLP, and Assignor, Palm Creek and SCOLP shall not have any further obligations to any other party except as expressly provided herein.

17.    ASSIGNMENT OF LEASES, PROJECT CONTRACTS AND INTANGIBLES.

17.1    Immediately before Closing, Assignor shall assign to Palm Creek all of Assignor's rights under all Tenant Lease and all security and other deposits furnished by tenants under the Tenant Leases together with all original Tenant Lease agreements and documents and records with respect thereto if not then in the name of Palm Creek.

17.2    All Project Contracts (the “Assumed Project Contracts”) shall be retained by Palm Creek at the Closing. All future contracts, agreements and other obligations (excluding tenant leases as permitted hereunder) entered into by Palm Creek after the date hereof not approved by SCOLP prior to the Closing

(the “Non-Assumed Project Contracts”) shall be terminated prior to and after the Closing. Assignor shall be responsible for all liabilities and obligations of Assignor or Palm Creek under the Non-Assumed Project Contracts, and shall to indemnify and hold harmless SCOLP and Palm Creek from all such liabilities and obligations.

17.3    Unless previously assigned or transferred to Palm Creek, or in the name of Palm Creek as of the date first set forth above, at or before Closing, Assignor shall assign to Palm Creek all of its right, title and interest in and to: (a) all licenses, permits and franchises for the Project which may be lawfully assigned and which may be necessary or desirable, in SCOLP's opinion, to operate the Project; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Project; (c) the name " PALM CREEK GOLF & RV RESORT" and all variations thereof; (d) the telephone number(s) for all of Assignor's telephones installed at the Project; (e) all Plans and other documents relating to the development of the Project; (f) all business, operating and maintenance records, reports, notices and other information concerning the Project; (g) all promissory notes, installment loan agreements and installment loan contracts and related documentation that relate to manufactured homes sold to residents of the Project and now located on the Land; and (h) all other intangible property related to the Project (collectively, the "Intangible Property").

18.     CLOSING.

18.1    Subject to satisfaction or waiver by SCOLP of the conditions set forth in Section 10.1 hereof and satisfaction or waiver by Assignor of the conditions set forth in Section 10.2 hereof, the closing ("Closing") of the transactions contemplated herein shall take place simultaneously at the offices of the Title Company at 10:00 A.M., local time, on December 1, 2012 or if the Loan Assumption Approval Period has been extended, ten (10) days after the Loan Assumption Approval but in no event later than

December 31, 2012 unless a later date is approved in writing by Assignor and SCOLP (the "Closing Date").

18.2    At Closing:

(a)    Assignor shall execute and deliver to SCOLP an Assignment of Membership Interest in form and substance acceptable to SCOLP, transferring all of its Membership Interests to SCOLP, free and clear of all liens, claims and encumbrances whatsoever.
(b)    The Deposit shall be delivered to Assignor as contemplated in Section 2.1(b) above and the Deposit Escrow Agreement, and SCOLP shall deliver the Cash Payment to the Assignor, by wire transfer of immediately available funds.
(c)    Assignor shall cause the Commitment referred to in Section 4.1 hereof to be recertified and updated to the Closing Date, and shall cause the policy of title insurance to be issued to Palm Creek pursuant to such updated Commitment together with such endorsements thereto as provided or required herein.
(e)    Assignor shall deliver to SCOLP a certificate confirming the truth and accuracy of their representations and warranties hereunder, and the Rent Roll, updated to the Closing Date, shall be certified by Assignor as true and correct in all respects.
(f)    If not then located at the Project, Assignor shall deliver to SCOLP to the extent in its possession or control, originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Project Contracts; (iii) all architectural plans and specifications and other documents pertaining to the development of the Project; (iv) certificates of title for all vehicles owned by Palm Creek; and (v) all other documentation used in the operation of the Project.

(g)    Assignor shall deliver to SCOLP an affidavit certifying that they and all persons or entities holding an interest in Assignor are not non‑resident aliens or foreign entities, as the case may be, such that Assignor and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.
(h)     SCOLP shall deliver Holdback Escrow Deposit from the Purchase Price to the Title Company, as escrow agent, to be held and disbursed pursuant to the terms of a Holdback Escrow Agreement which shall be executed and delivered by the Assignor, SCOLP and the Title Company, as escrow agent. All interest earned on the Holdback Escrow Amount shall belong to Assignor.
(i)    Assignor and SCOLP shall each deliver to the other evidence of payment (or provision for payment) of costs, fees and expenses for which such party is responsible hereunder, and such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

19.     COSTS.

19.1    SCOLP and Assignor shall each be responsible for their own counsel fees and travel expenses. As provided for herein, Assignor shall pay: (a) the documentary, intangible, transfer taxes, and other taxes if any, due on or in connection with the conveyance of the Property to New Member and the conveyance of the Membership Interests to SCOLP; (b) the title insurance premiums for the policy of title insurance as specified in Section 4.1 hereof and (c) all Assumption Costs. As provided for herein, SCOLP shall pay: (i) all recording fees; (ii) costs associated with the Surveys and UCC and tax lien searches described in Section 4.3 hereof; and (ii) all costs associated with SCOLP’s inspection of the Project.

20.     BROKERS.

20.1    Other than Insight Land & Investment whose commission shall be paid by Assignor pursuant to the terms of a separate agreement, SCOLP and Assignor represent and warrant to each other that the parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction and agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the breach or asserted breach of such representation.
21.     ASSIGNMENT.

21.1    Neither SCOLP nor Assignor shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that SCOLP may assign its rights and obligations hereunder to a wholly-owned subsidiary of SCOLP without the prior written consent of Assignor. .

22.     CONTROLLING LAW.

22.1    This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Arizona, without regard to conflicts-of-laws principles that would require the application of any other law.

23.     ENTIRE AGREEMENT.

23.1     Assignor and SCOLP acknowledge that as of the Effective Date certain of the Exhibits and Schedules hereto have not been completed and the parties agree that the final Exhibits and Schedules shall be completed and attached hereto within five (5) business days after the Effective Date. This Agreement (together with the Exhibits and Schedules hereto once so attached ) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Assignor and SCOLP with respect to the subject matter hereof. There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

24.    AMENDMENTS.

24.1    This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, SCOLP and Assignor.

25.    NON-COMPETE

25.1    In order to assure to SCOLP the value of the Project and goodwill being purchased hereunder, each of Assignor and Conley Wolfswinkel, Ashton Wolfswinkel and Bernadette Wolfswinkel

(collectively, the “Restricted Parties”) for themselves and their affiliates, agree that, for a period of three(3) years after the Closing Date, no such person or entity will (i) engage in the development, ownership or operation of any manufactured housing or RV community, located within seventy five (75) miles of the Project, whether such operation involves the lease or sale of sites or lots therein, and whether such development, ownership or operation is direct or is indirect, through one or more entities, contractual relationships or familial relationships, and whether such development, ownership or operation is as owner, principal, agent, partner, shareholder, officer, director, member, trustee, beneficiary, employer, employee, consultant, manager, lessor, lessee, or otherwise, or (ii) solicit, divert or take away, or attempt to solicit, divert or take away, any tenants or residents of the Project, whether tenants or residents now or in the future. The Assignor recognizes that irreparable harm will result to the SCOLP and Palm Creek in the event of the violation of any of the covenants contained in this Section 25.1, and agrees that in the event of any such violation, the SCOLP and Palm Creek shall be entitled, in addition to its other legal and equitable remedies and damages, to temporary and permanent injunctive relief to restrain the Restricted Parties from committing any such violations. Notwithstanding the foregoing, these covenants shall not prohibit Keith and its affiliates from the continued ownership and operation of the communities listed on Schedule 25.1. At Closing, the Assignor shall execute and deliver, and cause the Restricted Parties to execute and deliver, an agreement confirming their covenants herein in the form attached hereto as Exhibit G.
26.     NOTICES.

26.1    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 26.1):
If to the Assignor:

1121 West Warner Roads, #109
Tempe, Arizona 85284
Attn: Mrs. Judy Windisch
Fax: (48) 893-1604

With a required copy to:

Udall Law Firm
4801 E. Broadway Blvd., Suite 400
Tucson, Arizona 85711
Attn: Lawrence S. Rollin, Esq.
Fax: (520) 792-2436

If to SCOLP:

Mr. Gary A. Shiffman
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2645

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn:     Mr. Mark P. Krysinski
Fax: (248) 351-3082

27.     BINDING.

27.1    The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and permitted assigns.

28.     PARAGRAPH HEADINGS.

28.1    The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

29.     SURVIVAL AND BENEFIT.

29.1    Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Closing Date and the consummation of the transactions provided for herein.

29.2    The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

29.3    This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Assignor and SCOLP have contributed substantially and materially to the preparation of this Agreement.

30.    COUNTERPARTS.

30.1    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

31.    FURTHER ASSURANCES.

31.1    From time to time after the Closing Date, without payment of additional consideration, Assignor and SCOLP shall execute and deliver, or cause to be executed and delivered, such further instruments and documents, and shall do, or cause to be done, such further acts and things as may reasonably be requested by another party hereto for the purpose of assigning, transferring and delivering the Membership Interests to SCOLP or otherwise accomplishing the transactions contemplated herein.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
ASSIGNOR:
PCGRV, LLC., an Arizona limited liability company

By: /s/ Ashton Wolfswinkel

Name:    Ashton Wolfswinkel

Title: Authorized Representative

KEITH AMIGOS, INC., an Arizona corporation

By: /s/ Charles Keith

Name: Charles Keith

Title: President

As to Section 25.1 only:

/s/ Conley Wolfswinkel
Conley Wolfswinkel

As to Sections 15.2 and 25.1 only

/s/ Ashton Wolfswinkel
Ashton Wolfswinkel

/s/ Bernadette Wolfswinkel
Bernadette Wolfswinkel

SCOLP:
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership
By:    Sun Communities, Inc., its General     Partner

By:/s/ Gary A. Shiffman
Name: Gary A. Shiffman
Title: President

LIST OF EXHIBITS

Exhibit            Description

A                Project/Legal Description of Land
B                Schedule of Personal Property
C                Owned Homes – Resort Sales
D                Asset Purchase Agreement
E                Form of Deposit Escrow Agreement
F                Form of Holdback Escrow Agreement
G                Form of Non-Compete Agreement

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